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                            SHARE EXCHANGE AGREEMENT

     SHARE EXCHANGE as of May 24, 2000 by and among insci-statements.com, corp., a Delaware corporation ("insci-statements"), INFINITESPACE.COM, INC., a Delaware corporation ("INFINITESPACE") a wholly owned subsidiary of insci-statements (hereinafter referred to individually as "BUYER" and collectively as "BUYERS"), and LOGNET 2000, INC. formally known as LOGNET, INC., a Delaware corporation ("LOGNET" or the "CORPORATION") and each of stockholders of LOGNET set forth on the signature pages hereof (hereinafter referred to individually as a "SELLER" or "STOCKHOLDER" and collectively as "SELLERS" or "STOCKHOLDERS").

                               W I T N E S S E T H:

     WHEREAS, SELLERS are desirous of selling, transferring and/or exchanging all the issued and outstanding shares of Common Stock, $.001 par value ("LOGNET Common Stock") owned by SELLERS in LOGNET or issuable to the SELLERS upon the conversion or exercise, of Preferred Stock or Warrants of LOGNET (collectively, the "LOGNET Shares"); and

     WHEREAS, BUYERS are desirous of purchasing from SELLERS the LOGNET Shares; and

     WHEREAS, it is intended that for federal income tax purposes that this transaction qualify as a reorganization under the provisions of Section 368 (a) of the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder (the "Code").

     NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND CONDITIONS HEREIN-AFTER SET FORTH, THE PARTIES AGREE AS FOLLOWS:

1.   SALE, PURCHASE AND EXCHANGE OF COMMON STOCK

     Subject to the satisfaction of the terms and conditions of this Agreement, and in reliance upon the covenants, representations and warranties contained herein:

1.1  Exchange of LOGNET Shares Owned by SELLERS

     On the Closing Date (as hereinafter defined), each of the SELLERS shall sell, assign, convey, exchange and transfer to BUYER, free and clear of any liens or encumbrances or restrictions, and BUYER shall purchase and/or receive in exchange from each SELLER, all right, title, and interest of such SELLER in and to the LOGNET Shares owned by such SELLER for the consideration stated herein. It is understood and agreed that the delivery of an executed copy of this Agreement from each such SELLER is a condition precedent to the closing (as hereinafter defined).

PURCHASE PRICE AND EXCHANGE BY BUYERS FOR LOGNET COMMON STOCK

     The purchase price for the LOGNET Shares (the "Purchase Price" and "Exchange") shall consist of restricted shares of Common Stock $.01 par value of insci-statements (the "insci-statements Shares") payable as follows on closing:
Two Million Five Hundred Thousand (2,500,000) shares of fully paid non-assessable insci-statements Shares, to be distributed to SELLERS pro rata based on their respective ownership of the LOGNET Shares subject to the terms of the Registration Rights Agreement annexed hereto as Exhibit "A". Ten Percent (10%) of the insci-statements Shares shall be subject to the terms of the Escrow Agreement annexed hereto as Exhibit "B".

3. REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each STOCKHOLDER represents severally and not jointly as to himself or itself, as applicable, as follows:

3.1  Authorization of Agreement

     SELLERS have the power and authority to enter into this Agreement and to sell to BUYERS the LOGNET Shares. This Agreement constitutes the legal, valid and binding obligation of SELLERS and is, enforceable against SELLERS in accordance with its terms. Neither the execution and performance of this Agreement, nor the consummation of the transactions contemplated hereby will result in the violation of any provision of state, federal law, or the law of any foreign jurisdiction, any order by any court or other agency of government applicable to SELLERS.

         3.2      Title to the Shares

     SELLER owns, and will on the Closing Date convey and exchange title to the LOGNET Shares owned by him or it, free and clear of any liens, encumbrances and restrictions.

     SELLER, on closing, will issue a General Release (inclusive of any claims for registration of LOGNET securities) in favor of the CORPORATION as contained in this Agreement.

         3.3      Broker or Finder

     There is no person, firm or corporation retained by SELLERS which is entitled to any brokerage or finders' fee with respect to the sale of LOGNET Shares by SELLERS, except Tower Hill Securities, Inc. ("Tower Hill"). BUYERS and SELLERS agree that based upon the closing price of the insci-statements Shares as of May 24, 2000, that 125,714 of the insci-statements Shares to be delivered to SELLERS shall be issued to Tower Hill as payment in full for its brokerage fees. SELLERS will indemnify and hold BUYERS harmless from any claim for brokerage or finders' fees arising out of the transactions contemplated by this Agreement made by any person, including the Broker stated herein, claiming to have been engaged by SELLERS.

REPRESENTATIONS AND WARRANTIES OF LOGNET AND SELLERS

     LOGNET and each SELLER to its knowledge represents and warrants severally and not jointly as follows:

         4.1      Organization

     LOGNET is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, except for the payment of certain past due Delaware franchise taxes that will be paid on or prior to the Closing Date. Annexed hereto as Schedule 4.1 is a listing of all subsidiary corporations and jurisdictions in which LOGNET and its subsidiaries do business. LOGNET and each such subsidiary corporation are hereinafter referred to individually as a "CORPORATION" and collectively as the "CORPORATIONS".

         4.2      Qualification

     Except as set forth on Schedule 4.2, each CORPORATION has the corporate power and authority to own its properties and to carry on its business as now being conducted and is qualified to do business and is in good standing in every jurisdiction in which the nature of its business or the ownership or leasing of its properties require such qualification, except where the failure to do so would not have any material adverse effect on the business, assets or financial conditions of such CORPORATION taken as a whole.

4.3  Authorization of Agreement

     (a) The Board of Directors of LOGNET, by resolution duly adopted at a meeting or by unanimous written consent has duly approved this Agreement.

     (b) This Agreement constitutes the legal, valid and binding obligation of LOGNET and is enforceable in accordance with its terms. Neither the execution and performance of this Agreement, nor the consummation of the transactions contemplated hereby will result in the violation of any provision of state, federal law, or the law of any foreign jurisdiction, any order by any court or other agency of government applicable to SELLERS or the CORPORATIONS, the Certificate of Incorporation or By-laws of the CORPORATIONS or any indenture, Financing Agreement, Stockholders Agreement, or other instrument or agreement to which they are a party or by which they are bound, or be in conflict herewith, result in a breach thereof, or constitute (with due notice or lapse of time or both) a default thereunder or, except as may be provided in this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of any of the CORPORATIONS pursuant to any such indenture, agreement or instrument.

4.4  Capitalization

     Copies of the Certificate of Incorporation and By-laws of each CORPORATION have been delivered to BUYERS. Schedule 4.4 hereto sets forth all authorized, issued, and outstanding LOGNET Shares being exchanged for insci-statements Shares. There are no other LOGNET Shares issued and outstanding. Each SELLER represents that it has not granted any rights, warrants, options, or other commitments with respect to the LOGNET Shares owned by it, and that there are no agreements, commitments or understandings, including Stockholders Agreements, oral or written, with respect to the LOGNET Shares owned by it (other than this Agreement), which will not be terminated on Closing. With respect to Lognet Systems, Ltd., LOGNET's Isreali subsidiary, LOGNET owns all outstanding shares of capital stock thereof except for 182 Ordinary B Shares.

4.5 Financial Statements

     (a) The financial statements (Schedule 4.5) of LOGNET for the years ended December 31, 1999 and 1998, audited by Freeman & Davis LLP, consisting a consolidated balance sheet, consolidated statement of operations, consolidated statement of cash flows and consolidated statement of stockholders' equity, including the footnotes, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and fairly present the financial position of the CORPORATION as of each respective year end.

     (b) The unaudited financial statements (Schedule 4.5) of LOGNET as of March 31, 2000 consisting of a consolidated balance sheet, consolidated statement of operations, consolidated statement of cash flows and consolidated statement of stockholders' equity, have been prepared in accordance with GAAP applied on a consistent basis, and fairly present the financial position of the CORPORATION as at March 31, 2000, subject to normal year end audit adjustments, provided such adjustments are not material individually or in the aggregate. The CORPORATION will provide on the Closing Date and opinion letter from management in customary form verifying the foregoing.

     (c) The unaudited financial statements (Schedule 4.5) of LOGNET from April 1 - May 20, 2000 (the "stub period") consist of a consolidated balance sheet and a consolidated statement of operations, , have been prepared in accordance with GAAP, and fairly present the financial position of the CORPORATION as of the Closing Date, subject to normal year end audit adjustments, provided such adjustments are not material individually or in the aggregate. The CORPORATION will provide on the Closing Date an opinion letter from management in customary form verifying the foregoing.

     (d) There has been no material adverse change in the financial condition, results of operations, assets or liabilities of the CORPORATION since December 31, 1999 which has not been adequately provided for or disclosed in the financial statements or that has not been disclosed in writing to BUYERS.

     (e) Within five (5) business days of the Closing Date, the CORPORATION will provide financial statements for the period of January 1 through March 31, 2000 and the stub period reviewed by its auditors Freeman & Davis LLP as well as a cold comfort letter in customary form which is acceptable to BUYERS.

4.6  Regulation

     Each CORPORATION has obtained and maintains all permits and licenses which are necessary for the conduct of its business, except where the failure to obtain or maintain any such permit or license would not have a material adverse affect on the financial, condition, results of operation, assets or liabilities of the Corporation.

4.7  Taxes

     Except for 1999 returns which will be on extension, each CORPORATION has filed all tax returns as may be required by the CORPORATION including, without limitation, income, franchise, sales, use and payroll tax returns, and all annual reports and other returns and reports, heretofore required to be filed by them. All taxes known to be due on such returns have been paid, other than taxes not yet due or which may hereafter be paid without penalty. Each CORPORATION'S federal, state or country of incorporation income tax returns have not, since formation of each CORPORATION, and to SELLERS' knowledge and belief, been audited by the Internal Revenue Service (or applicable governmental agency) or by any state taxing authority in the jurisdictions in which each CORPORATION is incorporated, qualified or conducts business. SELLERS have no knowledge of any tax deficiency or additional assessments not adequately provided for on the books of the CORPORATION. There are no tax audits, pending or due, and SELLERS have received no notice from any person agency or authority that a tax audit may be imminent.

4.8  Litigation

     Except as set forth in Schedule 4.8, there are no actions, suits or proceedings, pending or, to the best of the knowledge of SELLERS, threatened, at law or in equity or, involving the possibility of a judgment against the CORPORATIONS that is not covered by a policy of insurance and does not involve:

     (a) the loss or suspension of any license or permit necessary to the business of the CORPORATIONS, or

     (b) any judgment for damages or for injunctive or other legal, equitable, monetary or non-monetary relief which, either individually or in the aggregate, if adversely determined, would result in a material adverse change in the business, operation, properties or assets or in the condition, financial or otherwise, of the CORPORATIONS taken as a whole.

4.9  Indebtedness

     There exist no default by CORPORATIONS under the provisions of any instrument evidencing any indebtedness of the CORPORATIONS or any agreement relating thereto which entitles the holder thereof to accelerate the repayment of any such indebtedness.

4.10 Title to Properties

     Except as set forth in Schedule 4.10, and except any other minor non-material liens and encumbrances or obligations of the CORPORATIONS of a character which, in the aggregate, are not substantial in amount (not in excess of $25,000) and do not materially detract from the value of the property or assets subject thereto, or materially impair the operations of the CORPORATIONS, and that the CORPORATIONS have good and marketable title to the properties and assets owned by it, subject to no mortgage, pledge, lien, charge, security interest or encumbrance, except those liens and encumbrances described on the financial statements herein or as disclosed on Schedule 4.10.

4.11 Absence of Certain Changes with respect to CORPORATIONS.

     Except as set forth in the financial statements, officers and accounting certificates of the CORPORATIONS between January 1, 2000, and the date hereof, there has not been:

     (a) Any material adverse change in the condition, assets liabilities or business of the CORPORATIONS, taken as a whole, from that shown in the financial statements for the years ended December 1999 and 1998 except for the continued losses of LOGNET as set forth in the unaudited financial statements referenced in Section 4.5;.

     (b) Any damage, destruction or loss of any of the properties or assets of the CORPORATIONS (whether or not covered by insurance) materially adversely affecting the business of the CORPORATIONS, taken as a whole;

     (c) Any declaration or setting aside for payment of any dividends or other distribution in respect of any of the issued and outstanding LOGNET stock, or any direct or indirect redemption, dividends, purchase or other acquisition of any such stock.

     (d) Any labor trouble of any character, materially adversely affecting the business of the CORPORATIONS, taken as a whole;

     (e) Any material increase (individually or in the aggregate), except in the ordinary course of business, in the contingent obligations of the CORPORATIONS by way of guaranty, endorsement, indemnity, warranty or otherwise;

     (f) Any waiver or compromise by the CORPORATIONS of a valuable right or of a material debt owed to them, taken as a whole;

     (g) Any loans made by the CORPORATIONS to its employees, officers, or directors other than travel and other expense advances made in the ordinary course of business, except as provided for in Schedule 4.11(g);

     (h) Except for the Common Stock of LOGNET issued in the recently completed rights offering referenced in Schedule 4.11(h), there has not been any issuance or sale by the CORPORATIONS of any shares of its common stock or other securities;

     (i) Any agreement or commitment by the CORPORATIONS to do any of the things described in this Section that would be in violation of the warranties and representations contained herein.

     (j) Other than the repricing of certain outstanding employee stock options referenced in Schedule 4.11(j), there has been no material change with respect to the payment of salaries or other benefits to employees of the CORPORATION.

     (k) The CORPORATIONS have received no notice from any client or clients which comprise material revenues of the CORPORATIONS that they will cease to do business with the CORPORATIONS within the twelve month period from the date of Closing the affect of which would have a material adverse effect on the business of the CORPORATIONS.

4.12 Contracts; Leases; Agreements

     Schedule 4.12 sets forth all currently existing contracts, obligations, plans, arrangements, commitments or like (written or oral) of any material nature, to which the CORPORATION or its subsidiaries are parties by which the CORPORATION or its affiliates are bound. Except as denoted in Schedule 4.12, none of said contracts, obligations, plans, arrangements, commitments or like will be breached or terminated in the event of a change in control.

4.13 No Violation of Existing Contracts

     REMOVED.

4.14 Performance of Contracts; Leases; Agreements.

     Except as set forth on Schedule 4.14, the CORPORATION and its affiliates are not a party to any agreement (written or oral) or instrument or subject to any charter or other corporate restriction materially adversely affecting their business, properties, or assets, operations or condition, financial or otherwise. The CORPORATIONS are not in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which they are a party, which default would have a material adverse affect on the business operations, properties, assets or condition, financial or otherwise, of the CORPORATIONS taken as a whole.

4.15 Insurance

     Schedule 4.15 is an accurate list of each insurance policy owned or maintained by each CORPORATION, copies of which have been delivered to BUYERS. All such policies are in full force and effect, and the CORPORATIONS have not received any notice of cancellation with respect to any such policy. No claims are pending under any such policy, except as explained on Schedule 4.15. To the best of SELLERS' knowledge, there is no basis for the insurer thereunder to terminate any such policy.

4.16 Shareholders' Directors and Officers; Indebtedness

     Except as will be set forth in the financial statements, there is no material indebtedness by the CORPORATION, to its officers, directors, employees and shareholders or material indebtedness of such persons to the CORPORATION. As of the Closing Date, all loans and advances to SELLERS and their relatives from the CORPORATION, and from the CORPORATION to SELLERS and their relatives, will have been paid in full.

4.17 Consents

     Except as set forth in Schedule 4.17, all material consents, approvals, qualifications, orders or authorizations of, filings with, any governmental authority, or any other party or entity, including any court, required in connection with SELLERS' valid execution, delivery or performance of this Agreement or the consummation of any other transaction contemplated on the part of the CORPORATIONS and SELLERS by this Agreement and the agreements related hereto have been obtained.

4.18 Employees

     To SELLERS' knowledge, no employee of the CORPORATIONS (including, but not limited to, the CORPORATION'S development personnel who have executed agreements that all software developed and in process is the property of the CORPORATION) is, by virtue of his employment by the CORPORATION and the nature of the duties which he performs for the CORPORATION, in violation of any non-competition or confidentiality agreement with any third-party. To SELLERS' knowledge, no union is attempting to represent any of the CORPORATION'S employees as a collective bargaining agent.

4.19 No Pension and Retirement Plans

     SELLERS warrant and represent to BUYERS that there are no pension and/or retirement plans of the CORPORATIONS except as set forth in Schedule 4.19. Additionally, SELLERS warrant and represent that the CORPORATIONS do not have liability with respect to any pension and/or retirement plans other than administration. Furthermore, any pension or retirement plan is in accordance with current ERISA laws and/or applicable governing statutes.

4.20 Personal Holding Company

     To the best of SELLERS' knowledge and belief, the CORPORATION is not a personal holding company, nor is it subject to a Hart Scott Rodino filing.

4.21 Inactive Corporations

     Except as set forth on Schedule 4.21, LOGNET has not formed any corporation or corporations. SELLERS warrant and represent that (a) any prior or past inactive corporations are currently inactive, and (b) none of the inactive corporations, to the best of SELLERS' knowledge, has any material unpaid liabilities, except only franchise and similar taxes. SELLERS agree, at the Closing, to assign to BUYERS all of SELLERS' right, title and interest in and to each of the inactive corporations.

4.22 Treasury Stock

     All amounts payable for treasury stock, if any, purchased by LOGNET, has been fully paid.

4.23 Due Diligence

     SELLERS and LOGNET warrant that their representatives have conducted a due diligence review to their satisfaction of the business and financial condition of insci-statements and its subsidiaries as to the date of this Agreement.

4.24 Intellectual Property

     (a) All intellectual property including but not limited to all works in progress, software, software code, patents, trademarks, and copyrights both common law and registered that are owned by CORPORATIONS are listed on Schedule 4.24.Additionally, SELLERS and CORPORATIONS represent that there are no claims for infringement with respect to the intellectual property on Schedule 4.24.

     (b) That LOGNET has transmitted electronically to BUYERS all work in progress with respect to intellectual property including LOGNET's software library.

     (c) The CORPORATIONS have obtained representations from all employees that all intellectual property developed by employees during employment with the CORPORATIONS is the property of the CORPORATIONS.

4.25 Year 2000 Compliance

     That the CORPORATION warrants and represents that all of its software systems and products are Year 2000 compliant.

4.26 SELLERS and LOGNET warrant and represent they have been provided with the 10-K/SB Report of insci-statements, , for the fiscal year ending March 31, 1999, and copies of insci-statements Form 10-Q/SB Reports for the quarters ending June 30, 1999, September 30, 1999 and December 31, 1999 and have had access to unaudited March 31, 2000 results as well as all Form 8-K Reports, and copies of all current proxy material filed with the Securities and Exchange Commission, and that SELLERS are accredited investors as that term is defined under Rule 501 of the Securities Act except as set forth on Schedule 4.26.

4.27 Except as reflected on Schedule 4.27, SELLERS and LOGNET warrant and represent that there are no contingent redundancy claims pending or threatened against CORPORATIONS.

Representations Complete

No representation or warranty of the SELLERS or LOGNET contained to this Agreement contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make any statement or act contained herein or therein, in the light of the circumstances under which such statements and acts were made, not misleading, except that any such document or certificate which is dated speaks as of the date stated and not the present.

5.   REPRESENTATIONS AND WARRANTIES OF BUYERS

     insci-statements and INFINITESPACE represent and warrant severally and not jointly to LOGNET and SELLERS as follows:

5.1  Organization and Qualification

     Each of insci-statements and its subsidiaries, including INFINITESPACE are corporations duly organized, validly existing and in good standing under the laws of the State of jurisdiction of incorporation or organization, have all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect. The copies of the certificate of incorporation and by-laws of insci-statements and INFINITESPACE which were previously furnished to LOGNET are true, complete and correct copies of such documents as in effect on the date of this Agreement.. As used herein, "Material Adverse Effect" means any adverse change, circumstances or effect that is materially adverse to the business, financial condition or results of operations of insci-statement and its subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general, or (ii) the industries in which Buyer operates and not specifically relating to BUYERS which has not been disclosed to SELLERS.

5.2  Broker or Finder

     No person or company acting on BUYERS' behalf is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement, except Emerging Technology Ventures, Inc. insci-statements and INFINITESPACE jointly will indemnify and hold SELLERS harmless from any claim for brokerage or finders' fees arising out of the transactions contemplated by this Agreement made by any person, including the Broker stated herein, claiming to have been engaged by insci-statements and INFINITESPACE.

Capital Structure

As of May 15, 2000 annexed hereto and made apart hereof is Schedule 5.3 which includes all issued and outstanding securities of insci-statements.

5.4  insci-statements Shares

The insci-statements Shares to be issued and delivered in connection with this transaction have been duly authorized and, when issued as contemplated hereby, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights or other rights or interests of third parties.

5.5  Authority: No Conflicts.

     (a) insci-statements and INFINITESPACE have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Escrow Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of insci-statements and INFINITESPACE. This Agreement, the Escrow Agreement and the Registration Rights Agreement have been or will be duly executed and delivered by BUYERS and constitute or will constitute valid and binding agreements of insci-statements and INFINITESPACE, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles.

     (b) The execution and delivery of this Agreement, the Escrow Agreement and the Registration Rights Agreement by BUYERS does not or will not, as the case may be, and the consummation by insci-statements and INFINITESPACE of the transactions contemplated hereby or by the Escrow Agreement or the Registration Rights Agreement will not, conflict with, or result in a violation pursuant to
(i) any provision of the certificate of incorporation or by-laws of insci-statements or any subsidiary (ii) except as would not have a Material Adverse Effect, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section
5.5 (c) below, any loan or credit agreement note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to insci-statements or any subsidiary or their respective properties or assets except for the existing credit agreement between insci-statements and Silicon Valley Bank.

No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to insci-statements or any Subsidiary in connection with the execution and delivery of this Agreement, the Escrow Agreement and the Registration Rights Agreement and transactions contemplated hereby (i) Any state securities or Blue Sky Laws,
(ii) Securities Act of 1933, as amended (iii) the Securities Exchange Act of 1934, as amended (iv) rules and regulations of NASDAQ, and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect. The foregoing is subject to insci-statement obtaining NASDAQ approval of the terms of the proposed issuance/exchange of shares and the listing of the insci-statements Shares with NASDAQ and the Boston Stock Exchange.

5.6  Reports and Financial Statements

     (a) insci-statements has to the best of its knowledge filed all required reports, schedules, forms, statements, and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") (collectively, including all exhibits thereto, the "SEC Reports"). To insci-statements' knowledge, no subsidiary of insci-statements is required to file any form, report or other document with the SEC. None of the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of insci-statements and its Subsidiaries as of the respective dates or for the respective periods set forth therein, and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. All of such SEC Reports, as of their respective dates (and as of the date of any amendment to the respective SEC Report), compiled as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     (b) From December 31, 1999 until the date of this Agreement, insci-statements and its subsidiaries have not incurred any liabilities that are not of a nature that would be required to be disclosed on a balance sheet of Buyer and its subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business and
(ii) disclosed to SELLERS in writing.

5.7  Absence of Certain Changes or Events

Except as disclosed in writing to SELLERS and/or described in the SEC Reports, since December 31, 1999, the unaudited March 31, 2000 results which have been provided to SELLERS and all subsequent 8-K filings through the day prior to the Closing Date and the estimated unaudited fiscal year 2000 numbers, insci-statements has conducted its business in the ordinary course, consistent with past practices, and there has not been any (a) material adverse change in its financial condition, results of operations, business or properties; (b) sale, assignment or transfer of a material portion of its assets, other than in the ordinary course of business; (c) change in accounting methods, principles or practices materially affecting its assets, liabilities or results of operations, except as otherwise required by GAAP.

5.8  Litigation

Except as may be disclosed in the SEC Reports, as of the date of this Agreement, there are no suits, actions or proceedings pending or, to the best of insci-statements' knowledge, threatened against insci-statements or with respect to any of the assets or properties of it before any governmental entity or arbitrator which, if determined adversely to insci-statements' best knowledge would challenge the validity or propriety of the transactions contemplated by this Agreement or the Registration Rights Agreement.

5.9  Board Approval

The Board of Directors of insci-statements and INFINITESPACE, by resolutions duly adopted at meetings duly called and held and not subsequently rescinded or modified in any way, has duly (a) approved the acquisition of LOGNET and (b) approved this Agreement the acquisition of LOGNET and the issuance of the insci-statements Shares pursuant hereto.

5.10 Disclosure

No representations or warranties by insci-statements or INFINITESPACE in this Agreement contain or will contain untrue statement of material fact or omit to state any material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

5.11 Investment Matters

     BUYERS are purchasing the LOGNET shares for their own account for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

6.   COVENANTS OF LOGNET RELATING TO CONDUCT OF BUSINESS

     LOGNET agrees with insci-statements and INFINITESPACE as follows::

6.1  Conduct Pending Closing

     REMOVED

6.2 Notice of Default

     REMOVED

6.3 Notice of Commencement of Proceedings or Change in Condition

     REMOVED

6.4  Minute Books.

     REMOVED

7.   COVENANTS OF insci-statements AND INFINITESPACE

7.1  Conduct of insci-statements and INFINITESPACE Prior to Closing

     REMOVED

7.2  Registration Statement

     REMOVED

8.   ADDITIONAL AGREEMENTS

8.1  Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof.

     (b) In furtherance and not in limitation of covenants of the parties contained in Section 8.1 (a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any regulatory law, each of insci-statements, INFINITESPACE and LOGNET shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

8.2  Treatment of Certain Stock Options

     insci-statements and BUYERS agree as follows with respect to certain outstanding LOGNET employees stock options and warrants and certain liabilities of LOGNET to Selway Management, LLC:

     (a) As to each employee indicated on Schedule 8.2, the LOGNET stock options granted to each such employee will exercised on a cashless basis to acquire at Closing the number of insci-statements Shares indicated on such Schedule; and

     (b) As to each of ASI Gates Computers and Communication Products, Ltd., Yechiam Yemini and Leonard Weiner, the LOGNET warrants indicated on Schedule 8.2 will be exercised on a cashless basis to acquire at Closing the number of insci-statements Shares indicated on such Schedule.

8.3  Fees and Expenses

     BUYER and CORPORATION will be responsible for their respective costs and expenses for all professional services incurred in connection with this Agreement and the transactions contemplated hereby on the Closing Date.

Directors' and Officers' Indemnification.

For a period of two (2) years from the Closing herein, BUYERS agree to indemnify, defend and hold harmless Officers and Directors ("Indemnified Parties") of LOGNET, or any of its subsidiaries, against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement (collectively "Losses"), in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, the fact that such person is, or was, a Director or Officer of LOGNET or its subsidiaries, this Agreement or any of the transactions contemplated hereby, in each case, to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to the Closing. The Indemnification shall include all legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith).

SELLERS and BUYERS agree that the Indemnification of SELLERS herein will be for a period of two (2) years from Closing and be specifically limited to the sum of $1,500,000, which sum has been determined as the value of the shares deposited in escrow, as of the date hereof, and any lesser amount of any portion represented, in accordance with the provisions of the Escrow Agreement. It is further understood and agreed that the within Indemnification will be subject to, and be governed by, the terms of the aforesaid Escrow Agreement. In addition thereto, BUYERS and SELLERS further understand and agree that the Indemnification provided herein by SELLERS will exclude any Claim for actual fraud that may be asserted against the Indemnified Parties herein.

As to any claim arising out of any facts or circumstances or as a result of any action or inaction by BUYERS from and after the Closing, BUYERS shall indemnify and hold harmless the Officers and Directors of LOGNET and its subsidiaries without limitation against any Losses.

(d) BUYERS agree that, in the event of any merger, transfer or conveyance of all, or substantially all of its properties and assets, within a time period as set forth within the Indemnification, BUYERS will use their best efforts to assure SELLERS that the Indemnification of SELLERS is assumed by any of said third parties, as part of any transaction.

8.5  Public Announcements.

     insci-statements will provide LOGNET the opportunity to review and comment on the initial press release or releases with respect to the transactions contemplated by this Agreement However, it is understood that insci-statements has final responsibility as to content and timing for the issuance of all press releases in accordance with SEC regulations

8.6  Payment of Outstanding Credit Line

     Revenues received up to $488,364.14, the current outstanding principal balance of the line of credit with the Pennsylvania Business Bank ("Pennsylvania Line of Credit") by LOGNET in the United States (or its successor) from non-Israeli sources for a period of 12 months (the "Period") following the Closing Date will be deposited in Pennsylvania Business Bank as a reduction of the outstanding principal balance of the lPennsylvania Line of Credit. Promptly after receipt of revenues from any source by LOGNET, its subsidiaries (or any successors to either of them) in Israel, insci-statements will deposit a like amount with Pennsylvania Business Bank for application against the Pennsylvania Line of Credit. Furthermore, a credit of the cost of a salesperson if and when terminated in Israel, which is valued at the sum of $12,500 a month will also be considered revenue during the Period with respect to a reduction of the Pennsylvania Line of Credit and a deposit in the amount of such monthly savings will be made by BUYERS with respect to same. To the extent that such revenues and savings are less than $488,364.14 the amount of such shortfall shall be reimbursed to BUYERS pursuant to the Escrow Agreement.

8.7  Escrow Agreement.

     At the Closing, the SELLERS and INSCI shall execute and deliver the Escrow Agreement with respect to shares of stock of INSCI with Baratta & Goldstein and Cole, Schotz, Meisel, Forman & Leonard, P.A., listed as annexed hereto as Exhibit "A".

8.8  Board Representation

     insci-statements will and will cause its subsidiary InfiniteSpace.com, Inc. ("InfiniteSpace") to :

     (a) Appoint to their respective Board of Directors a qualified candidate recommended by the CORPORATION as long as the candidate is acceptable to insci-statements' and INFINITESPACE's Board to serve until the next Annual Meeting of Shareholders. insci-statements and INFINITESPACE further agree to nominate such director for election by its Shareholders at their next two respective Annual Meetings of Shareholders.

9.   CONDITIONS TO BUYERS' OBLIGATION TO PURCHASE LOGNET SHARES

     Each obligation of BUYERS to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in the within Agreement in this Section 9, except to the extent that such satisfaction is waived by LOGNET and BUYERS in writing.

9.1  Performance by LOGNET and SELLERS.

     (a) LOGNET and SELLERS shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement required to be performed or complied with by them on or before Closing.

     (b) SELLERS agree to deliver to BUYERS, prior to the Closing Date, the audited financial statements as provided for herein, the unaudited financial statements for the first quarter of fiscal year 2000 and the stub period financial statements (collectively the "Financial Statements"), a management representation letter for the unaudited Financial Statements in customary form satisfactory to BUYERS. SELLERS agree that within five (5) business days of the Closing Date review statements and a cold comfort letter from LOGNET's independent certified public accountants, Freeman & Davis LLP, dated the Closing Date in a form reasonably satisfactory to BUYERS and customary in scope will be delivered to BUYERS.

     (c) LOGNET's Officers and Board of Directors, as set forth in Schedule 9.1, will submit their resignations upon closing.

     (d) Concurrent with the closing the management agreement dated November 13, 1998 among LOGNET, Selway Partners L.L.C. and Gnome Partners L.L.C. for consulting services will be terminated.

9.2  Employment Agreements.

     (a) At closing, Albert Elbaz, a SELLER, agrees to execute and deliver an employment agreement with insci-statements in a form mutually agreed to by Albert Elbaz and insci-statements.

9.3  Opinion of LOGNET's Counsel.

     BUYERS shall have received from counsel to LOGNET, an opinion, dated as of the Closing Date in the form attached as Exhibit "C" hereto.

9.4  Contract Execution

     LOGNET shall have delivered a signature page to this agreement, duly executed by each STOCKHOLDER of LOGNET, except for certain employees exercising options on a cashless basis and Ravie Shefet.

9.5  Escrow Agreement and Registration Rights Agreement Execution

     SELLERS and insci-statements shall execute and deliver a Registration Rights Agreement and Escrow Agreement in the form attached hereto as Exhibits "A" and "B" respectively.

9.6  Investment in LOGNET

     An investment of $3,000,000 (the "Investment") will be made in LOGNET by Selway Partners, LLC., CIP Capital and/or their affiliates (the "Investors") will be made on or prior to the Closing Date. Any securities issued to Investors by the CORPORATION for the Investment will be included in LOGNET's capitalization (referenced in Schedule 4.4) for purposes of calculating and distribution of the pro rata insci-statements Shares exchanged under this Agreement.

9.7  Written Verification of Representations and Warranties

     SELLERS and LOGNET shall have delivered to insci-statements and INFINITESPACE a certificate of the President and Chief Executive Officer of LOGNET and all subsidiaries of LOGNET in the form attached hereto as Exhibit "D" dated as of closing certifying that all of the representations and warranties made by LOGNET, its subsidiaries and SELLERS in this Agreement are true and correct in all material respects on and as of the closing date.

9.8  Defaults

     There shall exists as of the Closing Date, no condition or event which constitutes, or which after notice or lapse of time or both would constitute a material default by SELLERS or LOGNET under this Agreement.

10.  CONDITIONS TO SELLERS' CLOSING OBLIGATIONS

     Each obligation of SELLERS to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 10, except to the extent that such satisfaction is waived by SELLERS in writing.

10.1 Performance by insci-statements and .

     insci-statements and INFINITESPACE shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement required to be performed or complied with by insci-statements and INFINITESPACE on or before Closing.

10.2 Representations True.

     insci-statements and INFINITESPACE shall have delivered to LOGNET and SELLERS a certificate of the President and Chief Executive Officer of insci-statements and the President of INFINITESPACE dated as of the Closing Date, certifying that all of the representations and warranties made by INFINITESPACE in this Agreement are true and correct in all material respect on and as of the Closing Date.

10.3 Defaults.

     There shall exist, as of the Closing Date, no condition or event which constitutes, or which after notice or lapse of time or both would constitute, a material default by insci-statements or INFINITESPACE under this Agreement.

10.4 Opinion of BUYERS' Counsel

     SELLER shall have received from counsel to BUYERS, an opinion dated as of the Closing Date in the form attached as Exhibit "E" hereto.

Escrow and Registration Rights Agreements

At Closing, SELLERS shall have received from BUYERS executed copies of the Escrow and Registration Rights Agreements.

11.  TAXES FOR PERIOD ENDING ON CLOSING DATE

11.1 Preparation and Filing of Corporation Returns for the CORPORATION.

     (a) SELLERS, or their representatives at the expense of insci-statements (said cost to be reasonable and customary), shall prepare the federal, state, local or foreign income and other tax returns of the CORPORATION (collectively "Returns") for the period from the end of the most recent federal income tax year of the CORPORATION to the Closing Date based on the books and records of the CORPORATION maintained for such periods by the CORPORATION. SELLERS shall submit such Returns to the CORPORATION and SELLERS shall promptly execute and file such Returns. At the request of SELLERS, INSCI agrees to cause the CORPORATION to make available to SELLERS, for the purpose of preparing such Returns (and contesting any claims subsequently made for adjustment of such Returns), all books and records of the CORPORATION for any relevant periods, and SELLERS shall have the right to make extracts from and copies of such books and records.

     (b) BUYERS will promptly notify the SELLERS in the event any tax return of the CORPORATION for any taxable period that is audited. If the SELLERS, by notice to INSCI, appoint a representative (the "Representative") to participate in such audit, INSCI will keep the Representative apprised of the status of the audit, provide him with copies of any revenue agent's reports, 30-day letters, 90-day letters or similar documents and allow him to participate in the audit with respect to issues which, if decided adversely to the CORPORATION, or would give rise to any claim by INSCI against SELLERS under this Agreement. The parties hereto are aware that the provisions of the Internal Revenue Code shall apply for purposes of any administrative or judicial proceeding involving the federal income tax liability of the CORPORATION for any Prior Period that is reflected on tax returns filed by SELLERS.

12.  INDEMNIFICATION.

12.1 The SELLERS Obligation to Indemnify.

     From and after the Closing Date, the SELLERS severally and not jointly shall, subject to the limitations hereinafter set forth, indemnify and hold harmless insci-statements and INFINITESPACE and the CORPORATION from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees (collectively, "Damages"), arising out of or caused by any or all of the following:

     (a) Any misrepresentation or breach of any warranty or representation made by SELLERS in this Agreement; and

     (b) Any failure by SELLERS to perform any term or provision of this Agreement to be performed by them.

12.2 insci-statements and INFINITESPACE's Obligation to Indemnify.

     From and after the Closing Date, insci-statements and INFINITESPACE jointly shall indemnify and hold harmless SELLERS (and their respective heirs, estates, and representatives) from and against any and all Damages arising out of or caused by any of the following:

     (a) Any misrepresentation or breach of any warranty or representation made by insci-statements and INFINITESPACE in this Agreement;

     (b) Any failure by insci-statements and INFINITESPACE to perform any term or provision of this Agreement or the Registration Rights Agreement to be performed by it.

12.3 Notices, Defenses and Payments.

     With respect to each event, occurrence or matter ("Indemnification Matter") as to which insci-statements and INFINITESPACE, on the one hand, and SELLERS, on the other hand, (in either case referred to as the "Indemnitee"), is entitled to indemnification from the other (the "Indemnitor") under this Section 12:

     (a) Upon the Indemnitee's receipt of written documents underlying the Indemnification Matter, or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall promptly give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice").

     (b) If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, assume and have sole control over the litigation, defense or settlement thereof (collectively, "Defense"), except that the Indemnitee may, at its option and expense and through counsel of its choice, participate in the Defense. The Indemnitor and the Indemnitee shall fully cooperate with each other in connection with such third party action, suit, claim or demand, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other.

     (c) Subject to the terms of the Escrow Agreement, all amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within thirty (30) days after a final settlement or agreement as to the amount owed is reached, or after a final judgment or order (without further right of appeal) determining the amount owed is rendered.

12.4 Limitations.

     The Indemnitor's liability for indemnification under this Section 12 shall be limited as follows:

Exclusive Remedy.

     With respect to each SELLER, excluding fraud, resort to the insci-statements Shares of such SELLER which have been deposited with the Escrow Agents pursuant to the Escrow Agreement, shall be the sole and exclusive remedy of insci-statements and INFINITESPACE for breaches of any representations and warranties or covenants contained in this Agreement or any claims, demands, actions or other causes of action brought against insci-statements or INFINITESPACE in respect thereof.

     (b) Except for fraud by SELLER, insci-statements and INFINITESPACE's recourse will be limited to the Escrow Shares (as defined in the Escrow Agreement) and shall remain available for the two year period between the Closing Date and the two-year anniversary thereof and any claim must be brought on or prior to such two-year anniversary.

     (c) No claim for indemnification may be asserted for a breach of a representation or warranty of insci-statements, BUYER, LOGNET or SELLERS, if the factual matter giving rise thereto was disclosed by LOGNET or SELLERS, as the case may be, to insci-statements in this Agreement, or any Schedule hereto prior to the Closing Date; and

     (d) Neither insci-statements and/or Insci nor SELLERS may bring a claim for indemnification against the other unless and until the amount of such claim aggregates more than $25,000.

13.  CLOSING.

     The closing (the "Closing") under this Agreement will be subject to mutual agreement to all exhibits and shall take place at or about 1:00 P.M. local time on May 24, 2000 (the "Closing Date"), at the offices of Baratta & Goldstein in New York City, New York or at such other time, date and place as SELLERS and BUYERS mutually agree.

14.  NOTICES.

     All notices, which are permitted or required under this Agreement shall be in writing and delivered personally or sent by photocopy, facsimile or other electronic means or by registered or certified mail, postage prepaid, addressed as follows, or to such other person or address as may be designated by notice to the other party:

             If to LOGNET and SELLERS:
             100 Bomont Place
             Totowa, NJ 07512

             With a copy to:  Marc P. Press, Esq.
             Cole, Schotz, Meisel, Forman & Leonard, P.A.
             Court Plaza North
             25 Main Street
             Hackensack, NJ  07602

             If to insci-statements and INFINITESPACE:
             Two Westborough Business Park
             Westborough, MA 01581

             With a copy, which copy shall not constitute notice, to:

             Baratta & Goldstein
             597 Fifth Avenue
             New York, NY 10017

     Notices will be deemed delivered (except as otherwise provided in this Agreement) when delivered personally or upon being mailed by prepaid certified or registered mail with return receipt requested or by such other method (including air courier) which provides for a signed receipt upon delivery, provided that any notice of change of address shall be effective only upon receipt.

     The addresses set forth above shall be conclusive for all purposes unless and until written notice of a change of addresses shall be sent to the parties herein.

15.  MISCELLANEOUS.

15.1 Payments.

     All payments pursuant to this Agreement shall be made in United States dollars.

15.2 Waiver, Remedies Cumulative, etc.

     (a) Waiver.

     No delay on the part of BUYERS or SELLERS in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy. No modification or waiver of any provision of this Agreement, nor consent to any departure by INSCI or SELLERS therefrom, shall be effective in any event unless the same shall be in writing, and then such waiver, consent or modification shall be effective only in the specific instance, and for the purpose, for which given.

     (b) Special Waiver.

     Notwithstanding the foregoing, BUYERS collectively shall have the right to waive compliance by SELLERS with any of the provisions hereof, or to modify such provisions to a less restrictive obligation of SELLERS, on such terms as BUYERS shall determine in its sole discretion, with or without prior notice to SELLERS.

     (c) Remedies.

     The rights, powers, privileges and remedies hereunder are hereby expressly specified to be cumulative and not exclusive of any right, power, privilege or remedy which the parties hereto would otherwise have, except that the rights of the parties hereto to obtain damages shall be limited as provided in the within Agreement.

15.3 Entire Agreement.

     This Agreement and the other agreements provided for herein embody the entire agreement and understanding among insci-statements and INFINITESPACE and LOGNET and SELLERS, and supersede all prior agreements and understandings between insci-statements and INFINITESPACE and LOGNET and SELLERS relating to the subject matter hereof and thereof.

15.4 Parties in Interest.

     All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and assigns of the parties hereto, whether so expressed or not; provided, however, that neither insci-statements nor INFINITESPACE shall have the right to assign this Agreement, or its rights hereunder, prior to the Closing, except to a wholly-owned subsidiary of insci-statements . Any such assignment by insci-statements or INFINITESPACE shall be effective only if the permitted assignee shall assume all of insci-statements and INSCI's obligations under this Agreement and all agreements referred to herein.

Legal Representation

STOCKHOLDERS except for Selway Partners, Ltd. have been afforded an opportunity to be represented by their own legal counsel and have elected to proceed to execute this Agreement and all related agreements. Cole, Schotz, Mersel, Forman & Leonard, P.A. have represented the CORPORATION and Selway Partners, LLC.

15.6 Knowledge of SELLERS

     For purposes of this Agreement, the phrases "to the knowledge of" or "to the best knowledge of" or words of similar imports as they relate to any SELLER, means the actual knowledge of the particular SELLER and not that of any other SELLER.

15.7 Law Governing.

     This Agreement is being executed and delivered and is intended to be performed in New York and shall be construed and enforced in accordance with, and governed by, the laws and decisions of such State.

15.8 Counterparts.

     This Agreement may be executed simultaneously in one or more counterparts thereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.9 Severability.

     If any provision of this Agreement is construed to be prohibited or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforced with out regard thereto.

15.10 Section Headings.

     Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

15.11 References.

     All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific Section or Subsection.

15.12 Consent to Jurisdiction.

     Each of insci-statements and INFINITESPACE and SELLERS hereby submits to the exclusive jurisdiction of the courts of the State of New York and/or the Federal courts of the United States of America located in the Southern District of New York in respect of the interpretation and enforcement of the provisions of this Agreement, or any document or instrument delivered pursuant hereto and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or any document or instrument delivered pursuant hereto, that he or it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any document or instrument delivered pursuant hereto may not be enforced in or by said courts that the action, suit or proceeding is brought in an inconvenient forum, or that the venue of the action, suit or proceeding is improper.

     SELLERS and insci-statements and INFINITESPACE agree that final judgment (with all rights of appeal having been expired or waived) against them in any such action, suit or proceeding shall be conclusive and that insci-statements and INFINITESPACE are, or the SELLERS are, as the case may be, entitled to enforce such judgment in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

15.13 No Third Party Beneficiaries: Closing Adjustment

     (a) Except as specifically provided in Section 15.4 hereof, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement or any remedy for breach of this Agreement to or upon any third party.

     (b) To the extent of an increase in the amount of accrued liabilities for the period May 20, 2000 through May 24, 2000 (the "Period") after giving effect to any increase in the assets of LOGNET for the Period, as shown on the May 20, 2000 worksheet indicating an additional capital contribution of approximately $143,000 by Selway Partners, LLC to LOGNET, any such increase shall be reimbursed to BUYERS by access to the Escrow Shares.

15.14 Each Seller agrees that by executing the Agreement, it hereby releases the CORPORATIONS and the BUYERS and their respective successors and assigns from all actions, suits, debts, claims, and demands whether in law or equity which the SELLER ever had, or may hereafter have against the CORPORATION
or   the BUYERS existing on or prior to the date hereof; provided that nothing contained herein shall constitute a release of BUYERS from any and all of their obligations under this Agreement, the Registration Rights Agreement or Escrow Agreement or any other documents or instruments delivered by the BUYERS in connection with the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in the name and on behalf of each of them by one of their respective officers, thereunto duly authorized, as of the day and year first above written.

                                           insci-statements.com, corp.

                                       By:
                                           ----------------------------------

                                           INFINITESPACE.COM, INC.

                                       By:
                                           ----------------------------------

                                           LOGNET, INC.

                                       By:
                                           ----------------------------------

                                    SELLER:
                                           ----------------------------------

LISTING OF EXHIBITS/SCHEDULES


Exhibit "A" - Registration Rights Agreement
Exhibit "B" - Escrow

Exhibit "C" - Legal Opinion of Cole, Schotz, Meissel, Forman & Leonard, PC Exhibit "D" - LOGNET Accuracy Certificate of Warrantees and Representations Exhibit "E" - Legal Opinion of Baratta & Goldstein
4.1 - Subsidiary Corporations and Jurisdictions in which business is conducted
4.2     - Exceptions to Good Standing - LOGNET and subsidiaries
4.4     - Capitalization of LOGNET and Shareholders
4.5     - Financial Statements - 12/31/98 through 12/31/99 - Updated Financials
4.8     - Litigation
4.10    - Liens and Encumbrances
4.11(g) - Loans to Employees
4.11(h) - Rights Offering
4.11(j) - Repriced LOGNET Employee Options
4.12    - Contracts
4.14    - Contracts in Default
4.15    - Insurance
4.17    - Material Consents not obtained
4.19    - Pensions/Retirement Plans
4.21    - Inactive Corporations
4.24    - Intellectual Property
4.26    - Non-accredited Investors
4.27    - Contingent Redundancy Claims
5.3     - Capitalization of insci-statements.com, corp.
8.2     - Treatment of Lognet Options
9.1     - Form of Resignations